UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2013

MOMENTIVE PERFORMANCE MATERIALS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Delaware	333-146093	20-5748297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 Hudson River Road

Waterford, NY 12188

(address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (518) 237-3330

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Definitive Material Agreement.

On May 17, 2013, Momentive Performance Materials Inc. (“MPM”) entered into an amendment to the Trademark License Agreement, dated as of December 3, 2006, by and between GE Monogram Licensing International and MPM, as assignee of Momentive Performance Material Holdings Inc., MPM’s direct parent company (“MPM Holdings”), to, among other things, revise the royalty payable to GE Monogram Licensing International and provide for an option to extend such agreement for an additional five-year period through 2023.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On May 16, 2013, the Board of Directors of MPM increased the size of MPM’s board from five members to seven members, in accordance with MPM’s by-laws, and Julian Markby and Lee C. Stewart were elected directors. Messrs. Markby and Stewart have been appointed to MPM’s Audit and Conflicts Committees. The new directors will receive the same compensation as is currently paid to other non-employee directors, which is described in the discussion of Director Compensation in Item 11 of MPM’s Annual Report on Form 10-K for the year ended December 31, 2012. There are no transactions between MPM and either of the new directors which are reportable under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934.

Item 8.01	Other Events.

On May 17, 2013, a subsidiary of MPM entered into a new purchase and sale agreement (the “PSA”) with Asia Silicones Monomer Limited (“ASM”) in connection with the sale by an affiliate of the General Electric Company (“GE”) of its equity interests in ASM. The new PSA will provide MPM with a long-term supply of siloxane through 2026 and the option to extend such agreement through 2036. The PSA replaced and superseded (i) an off-take agreement with ASM, pursuant to which MPM sourced a portion of its siloxane, and (ii) a long-term supply agreement, pursuant to which GE and its affiliate ensured that MPM was provided with a minimum annual supply of siloxane from ASM or an alternative source in certain circumstances through December 2026. In connection with the foregoing transactions, MPM received a one-time payment of approximately $101.8 million from GE.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTIVE PERFORMANCE MATERIALS INC.

Date: May 20, 2013	By:	/s/ William H. Carter
William H. Carter
Executive Vice President and Chief Financial Officer